Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sandy Spring Bancorp, Inc. 2024 Equity Plan and Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan of our reports dated February 27, 2025, with respect to the consolidated financial statements of Atlantic Union Bankshares Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Atlantic Union Bankshares Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

April 1, 2025